Exhibit (g)(2)

TRANSFER AGENCY AND SERVICES AGREEMENT

THIS AGREEMENT is made as of made as of July 30, 2014 and effective as of 12:00 a.m. on September 8, 2014, between ISI Funds, consisting of the Total Return US Treasury Fund, Inc. the Managed Municipal Fund, Inc., the North American Government Bond Fund, Inc., and the ISI Strategy Fund, Inc. (the "Funds"), organized individually, and not jointly, as corporations under the laws of the State of Maryland, and ALPS Fund Services, Inc., a Colorado corporation ("ALPS").

WHEREAS, the Funds are registered under the Investment Company Act of 1940, as amended ("1940 Act"), as open-end, registered investment companies;

WHEREAS, ALPS provides certain transfer agency services to investment companies, and the Funds desire to appoint ALPS as their transfer agent, dividend disbursing agent and agent in connection with certain other activities, and ALPS desires to accept such appointment; and

WHEREAS, ALPS provides certain interactive client services to investment companies, and the Funds desire to utilize ALPS's interactive client services to provide the Funds' shareholders with access to shareholder account information and real-time transaction processing capabilities in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows.

1. ALPS's Appointment and Duties.

(a) The Funds hereby appoint ALPS to provide the transfer agent and other specified services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services.

(b) If and at such time as the Funds and ALPS agree that ALPS will perform such services, the Funds hereby appoint ALPS to provide the interactive client services set forth in Appendix C (FAN Web Services), Appendix D (TA2000 VOICE Services), Appendix E (VISION Access) and Appendix F (ALPS Virtual Access (AVA)) attached hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services.

(c) ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds.

(d) ALPS may employ or associate itself with any person or organization as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Funds shall bear no cost or obligation with respect thereto; and

provided fmiher that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2. ALPS's Compensation; Expenses.

(a) In consideration for the services to be performed hereunder by ALPS, the Funds shall pay ALPS the fees listed in the Fee Schedule attached hereto. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Funds and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Funds originally provided to ALPS. (b) ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the Fund or the Fund's investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administrative and accounting expenses; custodial expenses; interest; Fund trustees'/directors' fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund's trustees/directors; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the "SEC").

3. Right to Receive Advice.

(a) Advice of the Fund and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Funds or, as applicable, the Funds' investment adviser, custodian or other service providers.

(b) Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Funds, the Funds' investment adviser or ALPS, at the option of ALPS).

(c) Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Funds or any authorized service provider on behalf of the Funds and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon the directions and follow the advice of counsel. Upon request, ALPS will provide the Funds with a copy of the advice of counsel received pursuant to Section 3(b) of this Agreement.

4. Standard of Care; Limitation of Liability; Indemnification.

(a) ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement, including with regard to the processing of investments checks using mutually agreed upon procedures. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that the warranty otherwise required by Section 4-209 of the Uniform Commercial Code is superseded by this Section 4 of this Agreement.

(b) In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Funds agree to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i) the inaccuracy of factual information furnished to ALPS by the Funds or the Funds' investment adviser or custodian or any authorized third party on behalf of the Fund;

(ii) ALPS's reliance on any instruction, direction, notice, instrument or other information provided by the Funds or the Funds' investment adviser or custodian or any authorized third party on behalf of the Fund that ALPS reasonably believes to be genuine;

(iii) failure to satisfy requests to cancel or amend payment orders, if ALPS receives such requests without reasonable time to comply with such requests;

(iv) failure to detect any erroneous payment order, provided that ALPS complies with the payment order instructions as received and with the Security Procedure (as defined below);

(v) lost interest with respect to the refundable amount of an unauthorized payment order, unless ALPS is notified of the unauthorized payment order within thirty (30) days of notification by ALPS of the acceptance of such payment order; or

(vi) any other action or omission to act which ALPS properly takes in connection with the provision of services to the Funds pursuant to this Agreement.

(c) ALPS shall indemnify and hold harmless the Funds, the Funds' investment adviser and their respective officers, directors, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS's willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement. ALPS will reimburse a Fund for any loss which causes a greater than half of one cent NAV change to the Fund for any errors that are directly attributable to ALPS personnel or systems that are requested within 90 days of the transaction date. ALPS will work with a Fund to determine the responsibility for correction items. Errors resulting from corrections attributable to a third party will be billed to third party and reimbursed to the Fund upon receipt.

(d) Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.

(e) In any case in which either party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent.

5. Force Majeure. No party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party. In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

6. Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Funds recognize that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

7. Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Funds. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Funds, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Funds. The Funds shall have access to such accounts and records at all times during ALPS's normal business hours. Upon the reasonable request of the Funds, copies of any such books and records shall be provided by ALPS to the Funds at the Funds' expense. ALPS shall assist the Funds, the Funds' independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of a Fund's accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. In the event ALPS receives a request or demand for the inspection of records relating specifically to a Fund or the Funds, ALPS will promptly notify the Funds of such request in writing and obtain instructions from the Funds as to the handling of such request.

8. Confidential and Proprietary Information. In accordance with Regulation S-P and other relevant rules and regulations, ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Funds and the Funds' current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Funds and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Funds, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Funds. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Funds and the Funds' current and former shareholders.

9. Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Funds hereunder shall cause the Funds to comply) with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Funds of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Funds' public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Funds. By way of example, ALPS assumes no responsibility for ensuring Fund compliance with policies adopted without its knowledge and without notification from the Adviser or inclusion in a public filing. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Funds a certification to such effect no less than annually or as otherwise reasonably requested by the Funds. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Funds.

10. Confidentiality.

(a) Confidential Information. Each of the parties hereby acknowledges that in the course of performing its obligations hereunder, the other may disclose to it certain information and know-how of a technical, financial, operational or other sort that is nonpublic and otherwise confidential or proprietary to the disclosing party. Each party acknowledges that any such proprietary or confidential information disclosed to it is of considerable commercial value and that the disclosing party would likely be economically or otherwise disadvantaged or harmed by the direct or indirect use or disclosure thereof, except as specifically authorized by the disclosing party. Each party therefore agrees to keep in strict confidence all such information that may from time to time be disclosed to it, and agrees not to use such information except as expressly permitted hereby or to disclose such information to any third party for any purpose without the prior consent of the other. The provisions of this Section 1 O(a) shall not apply to any information if and to the extent it was (i) independently developed by the receiving party as evidenced by documentation in such party's possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving party or (iv) known to the receiving party free of restriction at the time of such disclosure. The parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the parties shall forthwith return to one another all written materials and computer software that are the property of the other party.

ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Funds and the Funds' current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Funds and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Funds, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Funds. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Funds and the Funds' current and former shareholders.

(b) Specific Performance. Each of the parties agrees that the non-breaching party would not have an adequate remedy at law in the event of the other party's breach or threatened breach of its obligations under Section lO(a) of this Agreement, and that the non-breaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in Section 1O(a) hereto, in addition to and not in lieu of any legal or other remedies such party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefore, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party's ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

11. Representations and Warranties of ALPS. ALPS represents and warrants to the Funds that:

(a) It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b) It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

(c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e) It is, and will continue to be, registered as a transfer agent under the 1934 Act.

(f) It has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the rules related to the 1940 Act) related to the services provided by ALPS to the Funds. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Funds any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Funds with an annual report of each Material Compliance Matter (as defined under the rules related to the 1940 Act) that occurred since the date of the last report.

(g) It will impose and collect any redemption fees imposed by a Fund in accordance with the terms set forth in such Fund's prospectus.

(h) It will establish and maintain facilities and procedures reasonably acceptable to the Funds for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

(i) It will maintain insurance which covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by ALPS with all requirements of law and sufficient for ALPS to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, funds or underwriters.

U) In the event of the termination of this Agreement, ALPS shall provide reasonable cooperation to the Funds in the movement of all records (in all media) and materials of the Funds and the conversion of the shareholders accounts to a successor transfer agent within
120 days of the termination of the Agreement.

12. Representations and Warranties of the Funds. Each Fund represents and warrants to ALPS that:

(a) It is a corporation duly organized and existing and in good standing under the laws of the state of Maryland and is registered with the SEC as an open-end, registered investment company.

(b) It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

(c) The Board of Directors of the Fund has duly authorized it to enter into and perform this Agreement.

(d) A registration statement under the 1933 Act and the 1940 Act is currently, or will be upon commencement of operations, effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Funds being offered for sale.

(e) Notwithstanding anything in this Agreement to the contrary, the Funds agree not to make any modifications to a Fund's registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

13. Wire Transfer Operating Guidelines/Article 4A of the Uniform Commercial Code.

(a) Obligation of Sender. ALPS is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the security procedure agreed to between ALPS and the Funds (the "Security Procedure") and in the amount of money that ALPS has been instructed to transfer. ALPS shall execute payment orders in compliance with the Security Procedure and with the Funds' instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

(b) Security Procedure. The Funds must notify ALPS immediately of any change in the Funds' authorized personnel with respect to the Security Procedure. ALPS shall verify the authenticity of all Funds instructions according to the Security Procedure. For purposes of this Section 13 only, instructions received from representatives of a Fund's investment adviser will be considered to be instructions from the Funds.

(c) Account Numbers. ALPS shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

(d) Rejection. ALPS reserves the right to decline to process or delay the processing of a payment order (i) which is in excess of the collected balance in the account to be charged at the time of ALPS's receipt of such payment order; (ii) if initiating such payment order would cause ALPS, in ALPS's sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable ALPS; or (iii) if ALPS, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

(e) ACH Credit Entries/Provisional Payments. When the Funds initiate or receive Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, ALPS will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by ALPS with respect to an ACH credit entry are provisional until ALPS receives final settlement for such entry from the Federal Reserve Bank. If ALPS does not receive such final settlement, the Funds agree that ALPS shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

(f) Confirmation. Confirmation of ALPS's execution of payment orders shall ordinarily be provided within twenty-four (24) hours' notice of which may be delivered through ALPS's information systems, or by facsimile or call-back. The Funds must report any objections to the execution of an order within thirty (30) days.

14. ALPS's Interactive Client Services.

(a) Security Procedures. ALPS may, but shall not be required to, modify the security procedures with respect to interactive client services provided by ALPS to the Funds under this Agreement set forth in Appendix G and from time to time to the extent it believes, in good faith, that such modifications will enhance the security of the ALPS's interactive client services. All data and information transmissions via the ALPS's interactive client services are for informational purposes only and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of the Funds.

(b) Proprietary Rights.

(i) ALPS's Property. The Funds acknowledge and agree that they obtain no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of ALPS. Any software ALPS provides to the Funds pursuant to this Agreement shall be used by the Funds only during the term of this Agreement and only in accordance with the provisions of this Agreement to provide connectivity to and through ALPS and shall not be used by the Funds to provide connectivity to or through any other system or person or organization. Any interfaces and software developed by ALPS shall not be used to connect the Funds to any transfer agency system or any other person or organization without ALPS's prior written approval. Except with ALPS's consent or in conformity with federal copyright laws, the Funds shall not copy, decompile or reverse engineer any software provided to the Funds by ALPS. The Funds also agree not to take any action which would mask, delete or otherwise alter any of ALPS's on-screen disclaimers and copyright, trademark and service mark notifications provided by ALPS, in writing, from time to time, or any "point and click" features relating to user acknowledgment and acceptance of such disclaimers and notifications.

(ii) Investment Company Web Site. The web pages that make up the Investment Company Web Site (as defined below) contain intellectual property, including, but not limited to, copyrighted works, trademarks and trade dress, that is the property of the Funds. The Funds retain all rights in the intellectual property that resides on the Investment Company Web Site, not including any intellectual property provided by or otherwise obtained from ALPS. To the extent that the intellectual property of the Funds is duplicated within the site maintained by ALPS for use by Fund shareholders ("ALPS's Web Site") to replicate the "look and feel," trade dress or other aspect of the appearance or functionality of the Investment Company Web Site, the Funds grant to ALPS a non-exclusive, non-transferable license to such intellectual property for the duration of this Agreement. This license is limited to the intellectual property of the Funds needed to replicate the appearance of the Investment Company Web Site and does not extend to any other intellectual property owned by the Funds. For purposes of this Agreement, "Investment Company Web Site" shall mean the collection of electronic documents or pages residing on the computer system of an Internet Service Provider ("ISP") hired by the Funds connected to the Internet and accessible by hypertext link through the World Wide Web, where persons or organizations may view information about the Funds and access the various transaction screens provided by the Funds.

(iii) Funds's IP Warranty to ALPS. Each of the Funds waiTants to ALPS that the Fund owns or has sufficient license or other legal rights in all intellectual property (a) to the Investment Company Web Site or (b) used by the Fund with respect to, or in connection with, the Investment Company Web Site, and such use by the Fund does not infringe or otherwise violate the trademarks, copyrights or other intellectual property rights of any other party. The Funds acknowledge and agree that the Funds have and will maintain sufficient license or other legal rights to the Investment Company Web Site and for its use of the Investment Company Web Site at its sole expense and that ALPS is in no way responsible for obtaining or maintaining such license or rights or liable for any violations of trademarks, copyrights or other intellectual property right of any other party with respect to the Investment Company Web Site or for the Funds' use of the Investment Company Web Site. In the event the Funds receive notice that the use of the Investment Company Web Site is or may be infringing upon the rights of any party, the Funds agree to promptly notify ALPS. The Funds agree to indemnify and hold harmless ALPS and its affiliates, officers, directors, agents and employees against any and all charges, expenses, disbursements, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys' fees and disbursements) arising directly or indirectly from any claim, action or proceeding that the use of the Investment Company Web Site infringes on a third-party's intellectual property rights.

(iv) ALPS's IP Warranty to the Funds. Except with respect to the design and graphical elements (including, but not limited to, images and fonts) and Web pages provided to ALPS by the Funds, ALPS warrants to the Funds that ALPS owns or has sufficient license or other legal rights in all software and intellectual property used by ALPS at its facilities to provide the interactive client service, and such use by ALPS does not infringe or otherwise violate the U.S. copyrights of any other party. In the event one or more ALPS's interactive client services are not useable by the Funds as a result of a breach of the foregoing warranty, then ALPS will use reasonable commercial efforts to: (a) procure for the Funds the right to continue using the ALPS's interactive client service or infringing portion thereof, or (b) modify the ALPS's interactive client service so that it becomes non-infringing but has substantially the same capabilities, or (c) replace the ALPS's interactive client service or infringing part thereof by other systems of similar capability within a reasonable period of time under the circumstances. If ALPS is not able to satisfy the foregoing requirements, then, as the sole remedy, the Funds will be entitled to terminate this Agreement immediately.

15. Documents. The Funds have furnished or will furnish, upon request, ALPS with copies of the Funds' Articles of Incorporation, advisory agreements, custodian agreement, transfer agency agreement, administration agreement, current prospectuses, statements of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by the Funds. The Funds shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Funds shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement, the terms "registration statement," "prospectus" and "statement of additional information" shall mean any registration statement, prospectus and statement of additional information filed by the Funds on behalf of a Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

16. Consultation Among the Parties. ALPS and the Funds shall regularly consult with each other regarding ALPS's performance of its obligations under this Agreement. In connection therewith, the Funds shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Funds' right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Funds may deem advisable, such right being in all respects absolute and unconditional.

17. Business Interruption Plan. ALPS shall maintain in effect a business interruption plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Funds, take commercially reasonable steps to minimize service interruptions.

18. Customer Identification Program; FinCEN Requests.

(a) To help the government fight the funding of terrorism and money laundering activities, federal law requires each fmancial institution to obtain, verify and record information that identifies each person who opens an account with that financial institution. Consistent with this requirement, ALPS will request each party's name, address, taxpayer identification number or other government-issued identification number, and if such party is a natural person, that party's date of birth. ALPS may also ask for additional identifying information, and ALPS may take steps to verify the authenticity and accuracy of these data elements.

(b) ALPS will compare account information to any Financial Crimes Enforcement Network ("FinCEN") request provided to ALPS pursuant to USA Patriot Act Section 314(a) by the Fund or by ALPS Distributors, Inc. ("ADI"), if ADI serves as the Fund's distributor, and will provide the Fund with the necessary information for it to respond to such FinCEN request within the required time frame.

19. Duration and Termination of this Agreement.

(a) Initial Term. This Agreement shall become effective as of the date first written above (the "Start Date") and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the "Initial Term"). Until the end of the Initial Term, this Agreement may be te1minated without penalty only by agreement of the parties or for cause pursuant to Section 19(c) hereof, except as otherwise set forth in the Sub-Administration Letter Agreement between International Strategy and Investment, Inc. and ALPS of even date herewith.

(b) Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days' written notice prior to the expiration of the Initial Term or the then current renewal term or for cause pursuant to Section 19(c) hereof.

(c) Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Funds may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any termination payment or other liquidated damages. For purposes of this Section 19, "cause" shall mean:

(i) willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement; obligations or responsibilities hereunder pursuant to applicable law or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Funds to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Funds of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Funds' public filings or otherwise provided to ALPS); or

(ii) in the event ALPS is no longer permitted to perform its duties,

(iii) financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d) Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of transfer agency duties and shall deliver to the Funds or as otherwise directed by the Funds (at the expense of the Funds, in the event of a termination by the Funds or a non-renewal termination by ALPS pursuant to Section 19(b), above) all records and other documents made or accumulated in the performance of its duties for the Funds hereunder within 120 days of the termination of the Agreement. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such notice of termination at the contractual rate for up to one hundred twenty (120) days, provided that the Funds use all reasonable commercial efforts to appoint such replacement on a timely basis. In accordance with its obligations under this Agreement, ALPS will use commercially reasonable efforts to help facilitate the orderly transfer of Fund records to a successor transfer agency. In no event will ALPS be required to assist any new service or system provider in modifying or altering ALPS's or the new agent's system or software.

(e) Fees and Expenses Upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Funds. Additionally, ALPS will assess a fee of up to
$8,000 for its de-conversion services, unless ALPS is terminated for cause pursuant to Section
19(c) above.

20. Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Funds without the prior written consent of ALPS, or by ALPS without the prior written consent of the Funds.

21. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York and the 1940 Act and the rules thereunder. To the extent that the laws of the State ofNew York conflict with the 1940 Act or such rules, the latter shall control.

22. Names. The obligations of the Funds entered into in the name or on behalf thereof by any director, shareholder, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Funds personally, but bind only the property of the Funds, and all persons dealing with a Fund must look solely to the property of such Fund for the enforcement of any claims against that Fund.

23. Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

24. Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: General Counsel
Fax: (303) 623-7850

To the Funds:

ISI Funds
666 Fifth Avenue, 11th Floor
New York, NY 10103
Attention: Carrie Butler

Fax: 212-486-4655

25. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instmment.

26. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instmctions.

27. Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

[balance of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ISI, INC.

By:	/s/ R. Alan Medaugh
Name:	R. Alan Medaugh, President
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX A

LIST OF FUNDS

Total Return US Treasury Fund, Inc.
Managed Municipal Fund, Inc.
North American Government Bond Fund, Inc.
ISI Strategy Fund, Inc.

APPENDIXB

TRANSFER AGENCY SERVICES

Transfer Agency

Establish and maintain shareholder accounts, recording the information required and collected on the Account Application, and in accordance with the Funds' Anti-Money Laundering and Customer Identification policies

Record the issuance of shares and maintain pursuant to SEC Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding

Process and record purchase and redemption orders in accordance with conditions set forth in the Funds' prospectuses

Process dividends and capital gain distributions, including the purchase of new shares through dividend reimbursement

Process transfers and exchanges

Perform NSCC processing and settlement

Produce and mail confirmations and account statements on scheduled cycle, providing duplicate second and third party copies, if required

Record shareholder account information changes

Maintain account documentation files for each shareholder

Process year-end shareholder tax reporting, including the issuance of the appropriate Internal Revenue Service forms for shareholder income and capital gains payments, redemption proceeds and other types of reportable shareholder activity

Perform services required under the Funds' adopted Anti-Money Laundering and Customer Identification Program procedures, attached hereto as Appendix B-1.

Provide client branded investor account access site

Perform such services as required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the "Lost Shareholder Rules")

Issue tax withholding reports to the Internal Revenue Service

Maintain tax lot records and perform cost basis accounting for covered shares as required under Internal Revenue Code
Investor Services

Handle 800-line phone calls on recorded lines and respond as appropriate to inquiries and communications from shareholders relating to shareholder accounts

Collect fulfillment orders and submit to approved vendor Compile monthly reports on Investor Services team call statistics Provide automated telephone services via DST TA2000 Voice system

Make information available to Investor servicing unit and other authorized remote access units regarding trade date, share price, current holdings, yields, and dividend information

Produce detailed history of transactions through duplicate or special order statements upon request.

APPENDIX B-1

ALPS FUND SERVICES ANTI-MONEY LAUNDERING AND CUSTOMER IDENTIFICATION PROGRAM

I. Introduction

On October 26, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA Patriot Act") was enacted into law. Title III of the USA Patriot Act (also known as the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001) addresses money laundering and requires that all financial institutions[!] develop an anti-money laundering program ("AML Program") that includes:

A. establishing internal policies, procedures and controls;

B. designating a compliance officer with responsibility over the anti-money laundering program for the financial institution;

C. implementing an ongoing employee training program; and

D. establishing an independent audit function to test the financial institution's anti-money laundering program.

In addition to these original AML program requirements, on April29, 2003, the SEC issued final rules that implemented the Customer Identification Program ("CIP") requirements of the USA Patriot Act. Each investment company and broker-dealer was required to comply with the new rules by October 1, 2003. ALPS has implemented the CIP in this document (see Section IV) in accordance with such requirements.

This program is therefore designed to achieve compliance with current applicable regulations under the USA Patriot Act.

[1] "Financial Institutions," include, among other things, banks, trust companies, thrift institutions, private bankers, US agencies or branches of foreign banks, investment bankers, broker-dealers in securities or commodities, investment companies, and insurance companies. Although non-bank transfer agents are not included within this definition, ALPS Funds Services, Inc., as transfer agent to various funds, desires to develop these anti-money laundering policies and procedures to help ensure that its client funds are in compliance with the USA Patriot Act.

II. Money Laundering Defined

Money Laundering is generally defined as engaging in acts designed to conceal or disguise the true origin of criminally derived proceeds so that the unlawful proceeds appear to have been derived from legitimate origins or constitute legitimate assets. Money laundering occurs in connection with a wide variety of crimes, including, but not limited to, drug trafficking, robbery, fraud, racketeering, and terrorism.

Generally, there are two reasons why criminals have to launder money: (i) the money trail is evidence of their crime; and (ii) the money itself is vulnerable to seizure and has to be protected. Regardless of who uses the apparatus of money laundering, the operational principles are essentially the same. Money laundering is a dynamic three-stage process. These three stages are usually referred to as "Placement" (moving the funds from direct association with the crime), "Layering" (disguising the trail to foil pursuit), and "Integration" (making the money available to the criminal once again with its occupational and geographic origins hidden from view).

The Placement stage represents the initial entry of the funds into the financial system. It is at this stage where the cash profits from criminal activity are converted into monetary instruments, such as money orders or traveler's checks, or deposited into accounts at financial institutions.

The second stage is Layering. This is the most complex stage of the process, and the most international in nature. This usually consists of a series of transactions designed to conceal the origin of the funds. The money launderer might begin by sending funds electronically from one country to another, then break them up into investments in advanced financial options or in overseas markets, moving them constantly to evade detection, each time hoping to exploit loopholes or discrepancies in legislation and delays in judicial or police cooperation.

The final stage of money laundering is termed the Integration stage because it is at this point that the funds return fully assimilated into the legal economy. Having been placed initially as cash and layered through a number of financial operations, the criminal proceeds are fully integrated into the financial system and can be used for any purpose.

Criminals are now taking advantage of the globalization of the world economy by transferring funds quickly across international borders. Rapid developments in financial information, technology and communication allow money to move anywhere in the world with speed and ease. This makes the task of combating money laundering more urgent than ever.

III. AML Compliance Officer

Section 352 of Title III of the USA Patriot Act requires each financial institution to designate a compliance officer to help administer the financial institution's AML Program. The financial institution should vest this person with full responsibility and authority to make and enforce the financial institution's policies and procedures related to money laundering.

ALPS Fund Services, Inc. ("ALPS") has designated Bradley J. Swenson, Chief Compliance Officer for ALPS, as its Anti-Money Laundering Compliance Officer ("Compliance Officer"). It will be the responsibility of the Compliance Officer to continuously monitor the activity of ALPS and its associated personnel to ensure that they are not participating in any inappropriate activity. The Compliance Officer will also maintain the responsibility to file all required money laundering and currency reports to all regulatory agencies and ensure compliance with the policies and procedures outlined below. The Compliance Officer will ensure that ALPS cooperates with all regulatory money laundering investigations and provides all documentation and information requested by state, federal, and self-regulatory organizations. The Compliance Officer will be responsible for ensuring that the AML training programs are presented to appropriate personnel on reporting and record keeping requirements, money laundering awareness and handling suspicious transactions. The Compliance Officer also has the responsibility of communicating any changes in the law or regulations to the appropriate personnel in a timely manner. The Compliance Officer shall also keep apprised of changes in the law, regulations, administrative rulings and Treasury interpretations and adopting compliance procedures to conform to these changes.

Finally, AML compliance issues in need of escalation will be reported by the Compliance Officer to a member of the Board of Directors of ALPS (or other high level executive officer) on AML compliance issues. This senior officer or director will communicate with ALPS employees on AML issues to further demonstrate ALPS' commitment to AML compliance. ALPS' senior management will work with the Compliance Officer to help ensure that ALPS' AML policies, procedures, and programs meet all applicable government standards and that they are effective in detecting, deterring, and punishing or correcting AML misconduct. ALPS' senior management also will work with the Compliance Officer to ensure that the AML compliance policies, procedures, and programs are updated and reflect current requirements.

IV. General Policy

ALPS is committed to compliance with the letter and spirit of all legal requirements applicable to its business and to ethical standards of conduct. ALPS and its Board of Directors and senior management are deeply committed to comply with all laws and regulations designed to combat money laundering, terrorist financing, and related financial crime, including those laws and regulations requiring the reporting of transactions involving currency, certain monetary instruments, and suspicious activity.

All personnel are responsible to protect ALPS from exploitation by money launderers, and are expected to comply with these policies, procedures, and guidelines. Non-compliance with applicable laws, regulations, and firm policies may include disciplinary actions and termination, as well as significant criminal and civil penalties. Upon completion of the training requirement for each employee, the employee will be required to certify that they understand and acknowledge their responsibilities.

ALPS and its senior management are firmly committed to reporting any and all personnel who participate, or have any knowledge whatsoever, of any money laundering or terrorist funding activities.

Furthermore, it is the policy of ALPS to adhere at all times to the requirements of the USA Patriot Act and to establish the policies and procedures necessary for compliance with the USA Patriot Act that will guard against money laundering through ALPS' client funds. To implement this policy, ALPS has established this AML Program.

A. Purpose

These Customer Identification Program Procedures (the ''CIP Procedures") have been established by ALPS Fund Services, Inc. ("ALPS") to assist its mutual fund clients' compliance with the Customer Identification Program requirements (the "CIP Regulations") of Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA PATRIOT Act"). The CIP Regulations require, at a minimum, financial institutions, including investment companies, to implement reasonable procedures for (1) verifying the identity of any person seeking to open an account, to the extent reasonable and practicable; (2) maintaining records of the information used to verify the person's identity, including name, address, and other identifying information; and (3) determining whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the financial institution by any government agency.

B. Permissible Delegation

The CIP Regulations permit mutual funds to contractually delegate the implementation and operation of a mutual fund's Customer Identification Program to another affiliated or unaffiliated service provider, such as a transfer agent. However, ALPS is not subject to a rule implementing the anti-money laundering compliance program requirements of31 U.S.C. 5318(h). As such, the mutual fund remains responsible for assuring compliance with the rule, and therefore, must actively monitor the operation of its Customer Identification Program and assess its effectiveness. Thus, ALPS has drafted these CIP Procedures to assist its mutual fund clients with their responsibilities as set forth within the CIP Regulations.

C. Defined Terms

1. (a) Account means any contractual or other business relationship between a person and a mutual fund established to effect transactions in securities issued by the mutual fund, including the purchase or sale of securities.

(b) Account does not include:

i. An account that a mutual fund acquires through any acquisition, merger, purchase of assets, or assumption of liabilities; or

ii. An account opened for the purpose of participating in an employee benefit plan established under the Employee Retirement Income Security Act of 1974.

2. (a) Customer means: i. A person that opens a new account; and ii. An individual who opens a new account for:

1. An individual who lacks legal capacity, such as a minor; or

2. An entity that is not a legal person, such as a civic club.

(b) Customer does not include:

i. A financial institution regulated by a federal functional regulator or a bank regulated by a state bank regulator.

ii. A person described in §103.22(d)(2)(ii)-(iv); or

iii. A person that has an existing account with the mutual fund, provided that the mutual fund has a reasonable belief that it knows the true identity of a person.

3. Federal functional regulator is defmed by reference to Section 103.120(a)(2), meaning each of the banking agencies, the Securities and Exchange Commission (the "SEC"), and the CFTC.

4. Financial institution is defined at 31 U.S.C. 5312(a)(2) and (c)(l).

5. Mutual Fund means an "investment company" (as the term is defined in section 3 of the Investment Company Act (15 U.S.C. 80a-3)) that is an "open-end company" (as that term is defined in section 5 of the Investment Company Act (15 U.S.C. 80a-5)) that is registered or is required to register with the Commission under section 8 of the Investment Company Act (15
U.S.C. 80a-8).

6. Non-U.S. person means a person that is not a U.S. person.

7. Taxpayer identification number is defined by section 6109 of the Internal Revenue Code of
1986 (26 U.S.C. 6109) and Internal Revenue Service regulations implementing that section (e.g., social security number or employer identification number).

8. U.S. person means a United States citizen, or a person other than an individual (such as a corporation, partnership, or trust), that is established or organized under the laws of a State or the United States.

D. Customer Identification Verification Procedures

1. Customer Information Required

Pursuant to the CIP Regulations, prior to opening an account, a mutual fund must obtain, at a minimum, certain identifying information. An account application must contain the following before an account may be opened, a customer's (1) name; (2) date of birth, for an individual; (3) address; and (4) identification number. The foregoing information shall be referred to as the "Required CIP Information."

Address. The address must be (1) for an individual, a residential or business street address, an Army Post Office or Fleet Post Office box number, or the residential or business street address of next of kin or another contact individual; or (2) for a person other than an individual (such as a corporation, partnership, or trust), a principal place of business, local office or other physical location. If only a PO Box address is provided on the account application, ALPS will follow the procedures for "Obtaining Required Account Information Prior to Opening a New Account" as set forth below.

Identification Number. For a customer that is a U.S. person, the identification number must be a taxpayer identification number (social security number, individual taxpayer identification number, or employer identification number). For a customer that is not a U.S. person, the identification number must be one or more of the following; a taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

Identification Number- Exception. An account may be opened for a person that has applied for, but has not received, a taxpayer identification number. In this case, ALPS must confirm that the application was filed by contacting the IRS. In addition, ALPS must obtain the taxpayer identification number within a reasonable period of time after the account is opened.

2. Customer Information Required- Non-Individuals

For accounts that are opened in the name of individuals who lack legal capacity, such as a minor in the UGMAIUTMA account, the Required CIP Information must be provided for the custodian of the UGMAIUTMA account. In addition, the Required CIP Information for the minor must also be provided.

For corporate, partnership, and trust accounts, documents such as copies of certified articles of incorporation, business licenses, partnership agreements, or trust instruments must be included with the account applications. Applications received by ALPS without that information would be considered not in "good order." The Transfer Agency Department and the Legal Department at ALPS will work together to determine whether they can form a reasonable belief that they know the true identity of the entity after reviewing the certified articles of incorporation, business licenses, partnership agreements, or trust instruments, as applicable. If necessary, ALPS will take further steps to attempt to verify the entity's identity, including, as appropriate, contacting the state of incorporation or calling the entity's business phone number.

Under the CIP Regulations, a corporation, partnership or trust is the "customer" and mutual funds are not required to look through the corporate, partnership or trust arrangement; however, as a risk based approach, it is recommended that mutual fund applications also require the Required CIP Information for the persons authorized to effect transactions on the account. If the account application contains the Required CIP Information for the persons authorized to effect transactions on the account, ALPS will follow the same procedures hereunder for the authorized person as if that person was a "Customer" for purposes of the CIP Regulations.

3. Opening a New Account

ALPS shall include the Required CIP Information, as set forth on the account application, for the Customer Information Required (individual and non-individual) within ALPS' internal transfer agency system, PowerAgent ("PowerAgent") and TA2000 ("SmartDesk"). For accounts with several Customers, the Required CIP Information from the account application for the additional Customers will be included and maintained within PowerAgent and TA2000 SmartDesk. For accounts where the Customer is not a legal person, the Required CIP Information from the account application for the person who has the authority to effect transactions on behalf of the account will be included and maintained within PowerAgent and TA2000 SmartDesk. For accounts where the Customer is a corporation, partnership, or trust, and the Required CIP Information is provided on the account application for the persons authorized to effect transactions on the account, the Required CIP Information for those persons, as well as the entity opening the account, will be included and maintained within PowerAgent and TA2000 SmartDesk.

4. Obtaining Required Account Information Prior to Opening a New Account

If ALPS receives an application and it is missing any of the Required CIP Information as outlined in Customer information required, the account application will be considered not in "good order." To the extent practicable, ALPS will make a good faith effort to obtain the missing Required CIP Information by following the procedural steps outlined below.

Contact the Broker-Dealer. If the broker-dealer is listed on the application, then ALPS will contact the broker-dealer listed on the account application to request the Required CIP Information.

Contact the Customer. If the account does not reflect a broker dealer, ALPS will contact the customer who is opening the account to request the Required CIP Information.

If ALPS obtains the Required CIP Information during the call, it should be on a recorded line. In addition, ALPS shall request that the customer send the Required CIP Information to ALPS via e-mail, facsimile, or mail.

ALPS will hold the account application for two business days from the date the application is determined to be "not in good order" due to lack of Required CIP Information in order to make the foregoing requests. If the Required CIP Information is received during that period, the customer's account will be established using the trade date that the transaction is determined to be in "good order."

If the broker-dealer or customer does not provide ALPS with the Required CIP Information and cannot be reached within three business days from the date of receipt, the account application will be rejected and the original check and account application will be returned to the point of origination. If the broker-dealer or customer is reached, the ALPS Transfer Agency department will wait an additional three business days for the required CIP information before rejecting the account application and returning the original check and account application to the point of origination.

5. Customer Verification- Non-Documentary Methods

Customer accounts will be compared against information on an outside vendor database no later than one business day after the account is established to substantiate that the Required CIP Information coincide with each other. ALPS has contracted with LexisNexis ("LexisNexis") to provide the aforementioned customer verification service; however, ALPS, at its sole discretion, may from time to time contract with other vendors to provide this service.

6. Procedures for Customer Verification.

A member of the transfer agency department at ALPS (the "Transfer Agency Department") shall submit to LexisNexis, for verification, the Customer's Required CIP Information listed on each new account application.

LexisNexis will provide ALPS with reports indicating any Customer that failed the verification process.

The Transfer Agency Department will review the report to determine why the Customer was unable to be verified. The Transfer Agency Department will first confirm that they provided LexisNexis with the information as listed on the account application. If the Transfer Agency Department determines that they did not provide LexisNexis with the correct information, the Transfer Agency Department will submit to LexisNexis the correct information from the account application.

If ALPS receives another report indicating that the Customer failed the verification process or if the correct information was submitted initially, the Transfer Agency Department will use its best efforts to contact the Customer to determine whether there was an error in the information provided on the account application. If, after speaking to the Customer, the Transfer Agency Department determines that there was an error on the account application, the Transfer Agency Department will submit to LexisNexis the correct information. If ALPS obtains the correct Required CIP Information during the call, it should be confirmed on a recorded line. In addition, ALPS shall request that the Customer send the correct Required CIP Information to ALPS via e mail, facsimile, or mail.

If the Customer is still unable to be verified, the Transfer Agency Department will use its best efforts to contact the Customer to request documentary evidence to attempt to verify the Customer's identity. Acceptable forms of documentary evidence include: unexpired government issued identification evidencing nationality or residence and bearing a photograph or similar safeguard, such as a driver's license or passport. The documentary evidence described above must be obtained to assist in providing a reasonable basis for determining the true identity of the Customer. The Customer will be requested to provide a copy of the documentary evidence via facsimile or mail, as original identification documents will not be accepted.

The Transfer Agency Department will review the documentary evidence provided in a timely manner to verify that it provides a basis for determining the true identity of the Customer.If the Customer is still unable to be verified or if the Customer fails to provide ALPS with the additional documentary evidence, the Customer will be considered "Suspicious" and ALPS will take the steps outlined below - Procedures in the Event a Customer is Unable to be Verified.

7. Procedures in the Event a Customer is Unable to be Verified.

a) Close the Account.

If the Customer is unable to be verified after reasonable steps, as outlined above, have been taken to verify the Customer's identity, ALPS shall put a stop purchase on the account and notify the applicable mutual fund client. If the mutual fund client provides instruction to ALPS to close a Customer's account due to lack of verification, ALPS will send the Customer a letter of explanation and will redeem the shares with the net asset value next calculated after the mutual fund decides to close the account. The proceeds of the redemption will be forwarded to the Customer as soon as the collectible period on the Customer's check has passed. In the event that ALPS believes that an account failed the verification process due to an attempted fraud, the Transfer Agent and Compliance Department at ALPS will work with the appropriate authorities with respect to this matter.

b) File Suspicious Activity Report.

In the event that a Customer is unable to be verified, or if a Customer fails to provide the Required CIP Information within the time period provided hereunder, the Compliance Department at ALPS will contact the applicable mutual fund client, and together, ALPS and the client will determine whether a suspicious activity report should be filed for a "suspicious" Customer.

E. Record Retention

ALPS will make and maintain a record of all information obtained under its Customer
Identification Procedures as follows.

1. Required Records. At a minimum, the record will include:

(a) All identifying information about a Customer.

(b) A description of any document that was relied on noting the type of document, any identification number contained in the document, the place of issuance, and if any, the date of issuance and expiration date;

(c) A description of the methods and the results of any measures undertaken to verify the identity of the Customer; and

(d) A description of the resolution of any substantive discrepancy discovered when verifying the identifying information obtained.

2. Retention of Records

ALPS will retain the information in paragraph l(a) above for five years after the date the account is closed. ALPS will retain the information in paragraphs 1(b), (c), and (d) above for five years after the record is made.

F. Comparison with Government Lists

ALPS will assist its mutual fund clients in determining whether the name of a customer appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by Treasury in consultation with the federal functional regulators, if available ALPS will review Customer accounts against certain government lists as outlined under "Monitoring OFAC and Other Control Lists." When such lists are designated, mutual funds will receive notification by way of separate guidance regarding the lists that they must consult.

When a mutual fund client of ALPS has been notified regarding the lists that the mutual fund client must consult, the mutual fund client shall promptly notify ALPS. After ALPS has received such notification by its mutual fund client, ALPS will work with its mutual fund client to adopt appropriate procedures to determine whether a Customer appears on an applicable list. ALPS will determine whether a Customer appears on a list "within a reasonable period of time" after the account is opened, or earlier if required by another federal law or regulation or by a federal directive issued in connection with the applicable list.

Additionally, ALPS will undertake to follow all federal directives issued in connection with such lists.

G. Customer Notice

The CIP Regulations require financial institutions to give Customers adequate notice of the procedures they adopt concerning Customer identification. Notice is adequate if the mutual fund generally describes the identification requirements of the final rule and provides notice in a manner reasonably designed to ensure that a Customer views the notice, or is otherwise given notice, before opening an account. A mutual fund may, depending on how an account is opened, post a notice on its website, include the notice on its account applications, or use any other form of oral or written notice.

ALPS, if appropriate, will assist its mutual fund clients in providing notice to its Customers.

H. Modifications

These CIP Procedures are provided to ALPS' mutual fund clients to help them in determining whether delegation is appropriate and for guidance and informational purposes. ALPS reserves the right to modify these CIP Procedures as relevant changes occur to the CIP regulations or within the industry, or based on ALPS' experience over time. Respective fund clients are notified of any material changes.

V. Suspicious Activity

A. Introduction

These CIP Procedures are provided to ALPS' mutual fund clients to help them in determining whether delegation is appropriate and for guidance and informational purposes. ALPS reserves the right to modify these CIP Procedures as relevant changes occur to the CIP regulations or within the industry, or based on ALPS' experience over time. Respective fund clients are notified of any material changes.

B. Suspicious Activity Indicators at the Account Opening Stage

The following is a list of potential indicators of suspicious activity that may be evidence of possible money laundering activity when new accounts are established.

The Customer:

• Submits an application that is incomplete or illustrates nonconforming information. For example, the address section of the purchase check is different from the account application. Another example is a bank account registration that has no apparent relationship with the account holder.

• Lists an address on the account application that has been reported to ALPS as being involved in other criminal activity.

• Is reported or involved m fraudulent or suspicious activity within the financial services industry.

• Refuses to provide Required Information including name, taxpayer identification number, residential address (a PO Box is acceptable for mailing, but a physical address must be supplied at the time the account is established), and date of birth. For business accounts, reluctance to provide information regarding the entity.

• Exhibits an unusual concern regarding compliance with governmental reporting requirements, particularly with respect to his or her identity, type of business and assets, or is reluctant or refuses to reveal any information concerning business activities, or furnishes unusual or suspicious identification or business documents.

• Appears to be acting as the agent for another entity but declines, evades or is reluctant, without legitimate commercial reasons, to provide any information in response to questions about that entity.

• Accounts in which the identity of the investor cannot be sufficiently verified will be rejected, closed, and/or restrictions will be placed on the account. These procedures are detailed in the Customer Identification Procedures.

C. Suspicious Activity Indicators Related to Account Activity

The following is a list of potential indicators of suspicious activity that may be evidence of possible money laundering related to existing account activity.

The Customer:

• Engages in transactions involving investments that appear structured to avoid government reporting requirements; particularly, if the monetary instruments are in an amount just below reporting thresholds ($3,000, $5,000, or $10,000) and/or the serial numbers are not sequentially numbered. The Customer insists on dealing only in cash equivalents or asks for special exceptions on the current ALPS policies around cash equivalents.

• Engages in excessive transactions between unrelated accounts without any apparent business purpose.

o Has an account with unexplained or sudden extensive wire activity, where previously little or no wire activity was associated with the account.

o Makes Fund purchases followed by an immediate request that the money be wired out of or transferred to a third-party or another financial institution without any apparent business purpose.

o Performs multiple transfers of funds or wire transfers to and from countries that are considered "tax havens," or to or from countries listed as non-cooperative by the Financial Action Task Force ("FATF") and Financial Crimes Enforcement Network ("FinCEN").

o Requests, within a short period of time, a change of their bank or record before or after large redemption activity occurs on their account.

• Transacts large purchases followed by large redemptions to multiple addresses or unrelated third parties within a short amount of time. Purchases or redemptions performed by wire, which involve various bank accounts.

• Changes their address of record shortly before a request for a large redemption to the new address.

D. New Accounts and Purchase Transactions

1. Cash Equivalent Defintions

A cash equivalent as defined by government regulations is "a cashier's check, money order, bank draft, or travelers check having a face value of $10,000 or less that is received in a designated reporting transaction."

Money Order - A Money Order is a financial instrument issued by a bank or other institution, allowing the individual named on the order to receive a specified amount of cash on demand. Money orders are often used by people who do not have checking accounts. They can be purchased at local banks, the Post Office, grocery stores, and convenience stores.
Cashier's Check - A Cashier's Check is a check issued by the officer of a bank on the bank's own account, not on that of a private person or entity. Cashier's Checks are seen as "good funds". They may only be bought at a banking institution.

Bank Draft- A Bank Draft is also known as an Official Check or Teller's Check. The money is drawn from an individual's or entity's account at the Bank, but the Bank is the entity that actually issues the check (i. e. the Bank issues the check and the individual is the remitter of the funds). Bank Drafts are often seen as "good funds". They may only be issued at a banking institution.

Travelers Check - A Travelers Check is an internationally redeemable draft purchased in various denominations from a bank or traveler's aid company and payable only upon the purchaser's endorsement against the original signature on the draft. They are a form of money used by an individual traveling outside of their immediate area of residence. Travelers Checks are often used in place of cash and are accepted around the world.

2. Processing and Monitoring Cash Equivalents

Records of cash equivalents received by ALPS are maintained in PowerAgent and TA2000
SmartDesk.

3. High Risk Checks

ALPS recommends to its clients that they not accept high risk checks. These checks include third party checks, credit card checks, mutual fund checks, starter checks (check number less than
500), counter checks (checks that come from a new bank account without preprinted account holder information or check numbers), altered checks, postdated checks, stale dated checks, instant loan checks, and cash equivalents (see Section V.D.1). To the extent that clients choose to accept high risk checks, they will be reviewed and if deemed suspicious, reported as described below.

4. Currency Transaction Reporting

It is against ALPS' policy to accept cash or coin for purchases into a mutual fund account, or to make redemption payments in cash. If cash is received, however, the cash instruments are returned to the submitter by overnight mail. If cash is received, although unlikely, in an amount greater than $10,000 during any one business day, including multiple transactions, FinCEN Form 104 will be filed by ALPS. ALPS will use the BSA E-Filing System for these purposes.

5. International Transportation of Currency or Monetary Instruments ("CMIR")

Each person who receives in the U.S. or physically transports from the U.S. to outside of the U.S. or from outside of the U.S. into the U.S. currency or other monetary instruments in an aggregate amount exceeding $10,000 at one time, which may have been transported, mailed, or shipped to the person from any place outside of the U.S., must file FinCEN Form 105. ALPS will use http://www.fmcen.gov/forms/fin105_cmir.pdffor these purposes.

Currently, ALPS does not physically transport, mail, ship or cause to be transported, mailed, or shipped currency or other monetary instruments contemplated by the CMIR reporting requirements. However, in the unlikely event that currency or monetary instruments are received, ALPS will file with a CMIR with FinCEN. If, going forward, the receipt of currency or monetary instrument becomes more relevant, ALPS will update its policies and procedures accordingly.

E. Correspondent Accounts for Foreign Institutions

It is the policy of ALPS to attempt to detect, deter and report any use of correspondent accounts for money laundering or other illegal purposes. As such, ALPS has designed the procedures below which it believes apply a reasonable level due diligence on correspondent accounts and private banking accounts maintained by its fund clients for non-U.S. persons.

1. Account Opening
a. At the time a foreign bank seeks to open a correspondent account ALPS will consider a number of factors prior to allowing the account to be established including:

• Establishing that the foreign bank is formally organized and in good standing;

• Obtaining the foreign bank's annual report and financial statements;

• Identifying key senior management of the foreign bank;

• Reviewing the foreign bank's AMLS or due diligence policies and procedures; and

• Evaluating the foreign bank's creditworthiness, reputation, lines of business and any license restrictions.

• Receipt of a certification from the foreign bank representing that itself does not maintain correspondent accounts for any shell banks.

b. ALPS will complete and maintain a due diligence checklist pnor to establishing a correspondent account.

c. ALPS Transfer Agency Quality Control Group will escalate any correspondent accounts to the attention of ALPS' AML Officer.

d. The correspondent account cannot be established until after authorization has been received from ALPS' AML Officer.

e. If an account is considered "high risk," the ALPS AML Officer will consult with the AML Officer of the respective Fund. If the Fund's AML Officer chooses to authorize the opening of a "high risk" account, this account shall be subject to an enhanced level of due diligence which would include:

• Ascertaining the identity of each owner of the foreign bank and the nature and extent of each ownership interest;

• Conducting enhanced scrutiny of each account to guard against money laundering; and

• Ascertaining whether the foreign bank provides correspondent accounts to other foreign banks and if so, the identity of those foreign banks.

f. On a quarterly basis, ALPS' Transfer Agency will perform an analysis to confirm only approved correspondent accounts were established, if any.

2. Monitoring and Suspicious Activity Reporting
Correspondent accounts, like any other account, are subject to ongoing monitoring for suspicious activity.

F. Redemptions

Outgoing wires are reviewed for any suspicious and/or fraudulent activity. Additionally, all wires are run against OFAC reports. ALPS does not allow wire redemptions to foreign banks in OFAC-blocked countries, however, outgoing wires may be sent to non-OFAC foreign banks that have a corresponding U.S. bank.

G. Suspicious Activity Alerts

ALPS may receive alerts regarding susp1c10us activity from law enforcement, government agencies, or industry groups. ALPS will respond to the receipt of email alerts as soon as reasonably possible and address each alert consistent with the SAR process mentioned below.

H. Suspicious Activity Monitoring

Any transaction that appears to be suspicious is reported to the ALPS Anti-Money Laundering Compliance Officer. If upon investigation the transaction is considered suspicious, ALPS will report the transaction to the Anti-Money Laundering Compliance Officer of the appropriate fund. Although suspicious activity reports ("SARs") are not required to be filed by ALPS or a fund, a joint decision will be made between ALPS and the appropriate fund whether a SAR should be filed. ALPS will use the BSA E-Filing System for these purposes.

I. Heightened Due Diligence

At the sole discretion of the Fund's AML Compliance Officer or their designee, ALPS' Fund clients may subject any of their accounts to Heightened Due Diligence (HDD) monitoring. The Fund's AML Compliance Officer may deem HDD monitoring warranted based on factors which may include, but are not limited to, the fact that the account is:

• identified via the controls detailed in this program;

• domiciled in a higher risk geographic location;

• identified by a transfer agency representatives as demonstrating potentially suspiciOus behavior; or

• otherwise found to present a heightened risk of facilitating Money Laundering or Terrorist Finance.

ALPS will report any transactions in the HDD monitored account(s) to the Mutual Fund's AML Compliance Officer or their designee in a timely manner. The Mutual Fund client will then review the transaction(s) to determine what additional steps, if any, are required.

VI. OFAC and Other Control Lists

A. Introduction

The Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury administers and enforces economic and trade sanctions against targeted foreign countries, terrorism sponsoring organizations and international narcotics traffickers based on U.S. foreign policy and national security goals. OFAC acts under Presidential wartime and national emergency powers, as well as authority granted by specific legislation, to impose controls on transactions and freeze Foreign assets under U.S. jurisdiction. Many of the sanctions are based on United Nations and other international mandates, are multilateral in scope, and involve close cooperation with allied governments.

ALPS utilizes the LexisNexis Bridger ("Tracking Software") to review account registrations and payee records for matches with OFAC and other control lists. The tracking Software reviews accounts against a variety of watchlists including:

• OFAC Blocked Countries- The use of sanctions by the U.S. goes back to the earliest days of the Republic through trade embargoes, blocked assets controls, and other commercial and financial restrictions. Many of them have been multilateralized within the global community against pariah countries who threaten the security, economy, and safety of the United States.

• OFAC's Specially Designated Nationals & Blocked Persons- The OFAC administers a series of laws that impose economic sanctions against hostile targets to further U.S. foreign policy and national security objectives. This listing contains the names and descriptor information on those persons identified by the United States to pose a threat to the interests and security of the United States. This list also includes narcotics traffickers, terrorists, and business and organizations supporting threatening activities.

• Officials of OFAC Blocked Countries - Pursuant to the blocking of transactions with embargoed or sanctioned nation states, OFAC requires that government officials within listed countries be blocked from conducting business with the United States. This list provides the published names of such officials and is derived from information provided by the Central Intelligence Agency (CIA).

• FinCEN 311- Special Measures for Jurisdictions, Financial Institutions, or International
Transactions of Primary Money Laundering Concern.

• Bureau of Export Administration - BXA, now called Bureau of Industry and Security (BIS) administers export controls on dual-use items. BIS also coordinates all Commerce Department homeland security activities, leads the federal government's outreach to the private sector regarding critical infrastructure protection and cyber security, and assists U.S. industry in complying with the Chemical Weapons Convention and other international arms agreements. BIS supplies a list of Denied Entities and Denied persons for businesses to check transactions against, verifying that business is not being conducted for or on-behalf of a blocked party.

• Consolidated List- Canada - OSFI supervises and regulates all Canadian financial institutions, and is now requiring institutions to scan all transactions against the OSFI Consolidated List, regarding new Canadian and United Nations anti-terrorism measures.

• FBI Hijack Suspects From 9/11/2001

• FBI Most Wanted

• FBI Top Ten Most Wanted

o FBI Most Wanted Terrorists

• FBI Seeking Information

o Non-cooperative Countries and Territories - This country listing is maintained by the Financial Action Task Force (FATF) which is a Paris based organization that advises member countries on anti-money laundering efforts. The countries listed have not taken necessary measures to be removed from the list. This list is also enforced by the Organization for Economic Co-operation and Development (OECD).

o Politically Exposed Persons - The Department of Treasury, Federal Reserve, OCC, FDIC, OTS, and Department of State have issued Guidance for increased awareness of transactions by foreign officials in order to decrease the risk of potential money laundering. More recently, as part of the USA Patriot Act's required special due diligence, institutions are to be conducting enhanced scrutiny of accounts maintained by Politically Exposed Persons, with demonstration of this enhanced scrutiny readily available.

• Unauthorized Banks - Bank regulating agencies frequently issue an alert pertaining to entities that may be conducting banking operations without authorization. Any proposed transactions involving these entities should be viewed with extreme caution, and the proper authorities must be notified of any attempt to conduct business.

B. OFAC Reporting

Reports from the Tracking Software are reviewed by a Transfer Agency Representative and any potential matches are verified against the original documentation received by ALPS. If the original documentation confirms the match, the ALPS Anti-Money Laundering Compliance Officer is notified and, if necessary, the OFAC hotline is called, or other guidance is obtained. If a match is confirmed from the OFAC list, OFAC must be notified within 10 days by fax to the OFAC Compliance Division at 202-622-1657. If the match is from a control list other than OFAC, the appropriate agency is notified. In addition, the Anti-Money Laundering Compliance Officer for the appropriate fund is notified of the match.

VII. Voluntary Information Sharing Among Financial Institutions

A. Introduction

Details and general information regarding the investigation of a suspicious account holder at ALPS is to remain confidential and not readily shared with outside companies. On occasion, sharing this information is well founded and substantiated. In the event that ALPS receives a request to share information with another financial institution, ALPS or the Compliance Officer will carry out this task. However, this will only be carried out at the request of, and consultation with, the respective fund. Information shared will be documented in the customer file.

B. FinCEN Information Requests

Section 314(a) authorizes law enforcement authorities to communicate with financial institutions about suspected money launderers and terrorists. FinCEN batches requests from law enforcement agencies and issues 314(a) requests to financial institutions once every two weeks. Upon receiving the 314(a) request, financial institutions have two weeks to complete their searches and respond with any matches. Searches are limited to a one-time search of specific records, generally going back one year for accounts and six months for transactions. If a match is found, the financial institution must notify FinCEN using the Subject Information Form and provide point-of-contact information for the requesting law enforcement agency to follow-up directly with the institution.

Once every two weeks, or upon special request, one of ALPS' affiliates provides the Transfer Agency a 314(a) request list for comparison against the account registrations and payee records. ALPS will upload the list to LexisNexis to conduct a comparison against the list of the account registrations and payee records in PowerAgent and TA2000 SmartDesk.

In such cases, LexisNexis generates a report, which lists potential matches between individuals and/or entities from the latest 314(a) list and the fund's customer list or payee information in PowerAgent or TA2000 SmartDesk. The name and reference number from the latest 314(a) notification are listed alongside the name, address, account number and taxpayer identification number of the fund customer who is a potential match.

ALPS reviews the account and transaction history of each potential match. If a true match is identified, ALPS will work with the Compliance Officer and client of the affected fund(s) to submit information to FinCEN within the allotted two-week time frame.

VIII. Employee Training

A. New Personnel Training Program

The Compliance Officer will arrange for all new personnel of ALPS, if appropriate, to be trained on anti-money laundering rules and regulations and ALPS' AML Program. The training class will be comprised of examples of suspicious activity to which transfer agent personnel should be sensitive. The training class will also introduce the various types of cash equivalents and the need for tracking for regulatory purposes.

B. Ongoing Annual Training for All Personnel

The Compliance Officer shall be responsible for conducting an annual training program for all personnel who are involved with processing mutual fund transactions. The subject matter will be updated each year to ensure the program contains all necessary updates relevant to AML issues. The Compliance Officer shall be responsible for updating the training material.

IX. Independent Audit and Testing

The Act requires financial institutions to establish an independent audit system to ensure that the financial institution's internal anti-money laundering systems are adequate and to ensure that the financial institution's personnel, including its Compliance Officer, are receiving the requisite training and information.

An independent person or committee ("Independent AML Auditor") will be appointed to not only verify that ALPS' policies and procedures are adequate, but to ensure that the established policies and procedures are being followed properly.

The Independent AML Auditor shall be either member personnel or a qualified outside party.
The Compliance Officer will not be appointed as the Independent AML Auditor or conduct the independent audit but will provide the Independent AML Auditor with information regarding ALPS' compliance with the USA Patriot Act, and the rules and regulations thereto.

The Independent AML Auditor will review whether the Compliance Officer personnel are following ALPS' internal policies and rules.

The independent testing will be performed annually. After a test is complete, the Independent AML Auditor will report its findings to senior management. ALPS will ensure the implementation of any of the Independent AML Auditors recommendations and corrective or disciplinary action as the case may warrant.

X. Recordkeeping and Travel Rule

A. Travel Rule

The Bank Secrecy Act (BSA) "Travel Rule" requires all financial institutions to pass on certain information to the next financial institution, in certain funds transmittals involving more than one financial institution.

If ALPS sends $3,000 or more in a funds transmission on behalf of a mutual fund client, ALPS will retain either the original or a copy (e.g., microfilm, electronic record) of the transmittal order. ALPS will also record on the transmittal order the following information:

• The name of the transmitter

• The account number of the transmitter, if used

• The address of the transmitter

• The identity of the transmitter's financial institution

• The amount ofthe transmittal order

• The execution date of the transmittal order, and

• The identity of the recipient's financial institution

• and, if received ALPS will pass on:

• The name of the recipient

• The address of the recipient

• The account number of the recipient

• Any other specific identifier of the recipient

ALPS will initiate transmittal orders only from established customers or their representatives. If ALPS ever initiates a transmittal order for someone other than an established customer, ALPS will verify the identity of the person placing the transmittal order. In this case, if the transmitter is conducting business in person, ALPS will obtain:

• The person's name and address

• The type of identification reviewed and the number of the identification document (e.g., driver's license)

• The person's taxpayer identification number (e.g., Social Security or employer identification number) or, if none, alien identification number or passport number and country of issuance, or a notation in the record the lack thereof.

If a transmitter or recipient is not conducting business in person, ALPS shall obtain the following

• The person's name and address

• Copy or record of the method of payment.

• In the case of transmitters only, ALPS shall also obtain the transmitter's taxpayer identification number (e.g., Social Security or employer identification number) or, if none, alien identification number or passport number and country of issuance, or a notation in the record of the lack thereof.

• In the case of recipients only, ALPS shall obtain the name and address of the person to which the transmittal was sent.

B. Recordkeeping

ALPS will maintain, on behalf of a mutual fund client, transaction documents for a minimum of five years. When a mutual fund client is serving as the originator's financial institution, these records will be retrievable by the originator's name and mutual fund account number. When a mutual fund client is serving as the beneficiary's financial institution, these records will be retrievable by the beneficiaries name and mutual fund account number. At a minimum, ALPS will retain records documenting a description of:

• The transmission and receipt of transmittal orders in amounts greater than $3,000; and

• The extension of credit and cross-border transfers of currency, monetary instruments, checks, investment securities and credit in amounts greater than $10,000.

APP&JDIXC

FAN WEB SERVICES

1.
FAN Web Services. The Funds have requested, and ALPS will provide, FAN Web Services ("FAN Web") as one of ALPS' interactive client services provided pursuant to the terms of this Agreement. Through FAN Web, a Fund's shareholders may interact with the Funds' transfer agent via the Internet. This interaction includes the ability to review account information and initiate transaction requests if selected by the Funds. The following functions may also be included as part of FAN Web.

(a).	e-Delivery. Through e-Delivery, Fund shareholders will have the option to discontinue printed and mailed shareholder statements, confirms and shareholder tax forms in favor of electronic ones.

(b)
Web-Documents. Through Web-Documents, Fund shareholders will have the option to discontinue printed and mailed Regulatory Documents in favor of electronic ones. "Regulatory Documents" shall mean the prospectus, annual report, semi-annual report and any other document required under applicable federal securities law to be delivered by the Funds to Fund shareholders.

(c)
On-Line Account Applications. Through On-Line Account Applications, prospective Fund shareholders will have the option to establish an account with the Funds electronically in lieu of a mailed application.

2.	ALPS' Responsibilities. In connection with its performance ofFAN Web, ALPS shall:

(a)
receive transaction and new account requests electronically transmitted to the FAN Web via the Internet following execution of a link from the Investment Company Web Site to FAN Web and route transaction requests to ALPS'transfer agency system;

(b)	for each transaction request received, route transaction and new account information from ALPS' transfer agency system to FAN Web to be viewed by users;

(c)	initiate the design, processing and maintenance ofFAN Web services;

(d)	provide technical support for all FAN Web services, including: testing, quality control review, generation and storage; and

(e)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Funds.

3.	Fund Responsibilities. In connection with its use of FAN Web, the Funds, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Investment Company Web Site;

(b)
design and develop the Investment Company Web Site functionality necessary to facilitate and maintain the hypertext links to FAN Web and the various transaction web pages and otherwise make the Investment Company Web Site available to Fund shareholders;

(c)
review, approve and provide ALPS with reasonable notification of modifications to any shareholder statements, Regulatory Documents and any other documents, agreements or disclosures that the Funds transmits to Fund shareholders e delivery;

(d)	provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS's obligations hereunder; and

(e)	provide written guidance for any custom graphic design or programmatic modifications that exceed the basic offering.

APPENDIXD TA2000

VOICE SERVICES

1.
TA2000 VOICE Services. The Funds have requested, and ALPS will provide, TA2000 VOICE Services as one ofthe ALPS's interactive client services provided pursuant to the terms of this Agreement. Through TA2000 VOICE, shareholders may retrieve account information. Additional services may be available as a custom design option.

2.	ALPS's Responsibilities. In connection with its performance ofTA2000 VOICE, ALPS shall:

(a)	receive shareholder account inquiries submitted via telephone to the TA2000 VOICE processing server ;

(b)	for each shareholder account inquiry received, route account information from the ALPS's transfer agency system to the TA2000 VOICE server to be heard by users; and

(c)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Funds.

3.
Fund Responsibilities. In connection with its use of TA2000 VOICE, the Funds shall provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS's obligations hereunder.

APPENDIXE

VISION ACCESS

1.
VISION Access. The Funds have requested and ALPS will provide VISION Access ("VISION"), a web-based platform that provides access to shareholder account information and other data maintained on behalf of the Funds.

2.	ALPS's Responsibilities. In connection with its performance ofVISION, ALPS shall:

(a)	provide technical support for VISION, including: testing, quality control review, generation and storage information; and

(b)	periodically review the list of users with access to the Funds' information and make the list available to the Funds for review.

3.	Fund Responsibilities. In connection with its use of VISION, the Funds, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to access the VISION site;

(b)	review, approve and provide users for access to the VISION site, including any limitations to access based on function; and

(c)	periodically review users list and make any necessary modifications, including the removal of users that should no longer have access to the Funds' information.

4.	Options Selection. VISION options are dependent of the services agreements in place with ALPS. Access will be granted to any service area that is both available to and selected by the Funds.

APPENDIXF

ALPS VIRTUAL ACCESS

1.
ALPS Virtual Access. The Funds have requested, and ALPS will provide, access to ALPS Virtual Access ("AVA"), an ALPS's proprietary web-based platform that provides access to information and data maintained on behalf of the Funds and maintains a complete audit trail of all activity on the site. Through AVA, the Funds may have, based on the third-party services offered under separate contract: (i) access to AdLit, which permits the Funds to submit sales/marketing pieces for review by ALPS's compliance and tracks the progress of the review; (ii) links to ALPS Virtual Policies (AVP), which provides the Funds with access to ALPS's policies and procedures and also provides the Funds with regulatory updates; and (iii) secure access to transfer agency reports.

2.	ALPS's Responsibilities. In connection with its performance of AVA, ALPS shall:

(a)	provide technical support for AVA, including: testing, quality control review, generation and storage information;

(b)	periodically review the list of users with access to the Funds' information and make the list available to the Funds for review; and

(c)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Funds.

3.	Fund Responsibilities. In connection with its use of AVA, the Funds, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to access the AVA site;

(b)	review, approve and provide users for access to the AVA site, including any limitations to access based on function;

(c)	periodically review users list and make any necessary modifications, including the removal of users that should no longer have access to the Fundss information;

(d)	provide ALPS with a contact for receipt of enhancement and maintenance notices;

(e)	provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS's obligations hereunder; and

(f)	provide written guidance for any custom graphic design or programmatic modifications.

4.	Options Selection. AVA options are dependent of the services agreements in place with ALPS. Access will be granted to any service area that is both available to and selected by the Funds.

APPENDIXG

SECURITY PROCEDURES

FAN Web

1.	ID/Password Requirements

Initial authentication of a shareholder in FAN Web is accomplished with account number and Social Security Number (SSN) and is used to issue a personal identification number (PIN) to the shareholder.

Thereafter, shareholder authentication may be accomplished by any of the three following methods, determined by the FAN Web options selected by the Funds:

Method One

Required- Account number is used as the identification (ID) of the shareholder.

Required- The PIN is used as the access to the entered account.

Optional Requirement- Social Security Number (SSN) may be chosen as an additional required field by the Funds, as part of the FAN Web options, to add another level of authentication to access the entered account number.

Method Two

Required- Social Security Number (SSN) of the shareholder.

Required- The PIN is used as the access to the entered account.

Method Three

Required - User ID of the shareholder. As part of the initial access, the shareholder establishes a User ID based on criteria established by the Funds as part of the FAN Web options.

Required- The PIN is used as the access to the entered account.

2.	Encryption

The DST Web server runs Secure Sockets Layer ("SSL"). The purpose of using SSL is to encrypt data transmissions through the DST Web Site and block communications through the DST Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the DST Web Site is 128-bit encryption.

3.	Network Access Control

A computer referred to as a "router" is located between the Internet backbone connection and the DST Web server. The purpose of the router is to control the connectivity to the DST Web server at the port level. This equipment is located at DST's Winchester data center, but it is administered and maintained by an independent firewall provider. Changes to the systems residing on this computer are submitted to the firewall provider for remote administration. DST is advised by its current firewall provider that this equipment will not interrogate data, and that its only function is to limit the type of traffic accessing the DST Web server to the suite of Hyper-Text Transfer Protocols ("HTTP") transmissions. Ports on the router are configured to be consistent with ports on the DST Web server. DST is advised by its current firewall provider that all other ports on the router other than those configured for the DST Web server are not accessible from the Internet.

The DST Web server utilizes a UNIX operating system. All services and functions within the DST Web server operating system are deactivated with the exception of services and functions which support HTTP. This is the required service for HTML content which is what the FAN Transactions are based upon. The general purpose of this feature is to prevent external users from entering UNIX commands or running UNIX based processes on the DST Web server. All ports on the DST Web server, except those required by FAN (the ports accessed through the fire wall provider's router), are disabled. All "listeners" are deactivated. Directory structures are "hidden" from the user. Services which provide directory information are also deactivated.

DST administrators gain access to the DST Web server through the physical console connected to the DST Web server, or through the internal network via DST Secure ID.

FAN also incorporates a data mapping system referred to as the "CICS Mapper". The function of the CICS Mapper is to perform data packaging, security interrogation, and protocol conversion. Data received by the CICS Mapper from the DST Web server is interrogated for authenticity, repackaged for the DST TA/2000 mainframe system, and protocols are converted for communication.

The CICS Mapper is programmed to terminate the session/Transaction between the shareholder and FAN Web if data authentication fails. Alerts are provided to system administrators upon termination.

4.	Limitation of Users

Access ofDST personnel to the DST Web server is restricted within DST to a limited number of users based upon DST system administration requirements, as determined by appropriate DST systems managers from time to time.

5.	Independence ofthe Funds' Location on the Web Server

Independence of customer presence on the DST Web server is accomplished by establishing individual data set partitions on the DST Web server that are designed to be separate from other partitions. The Funds' presence resides within a separate data and directory structure on the DST Web server. The base transaction code required by FAN Web is, however, shared by all data set partitions.

Each customer URL on the DST Web server will identify a separate customer presence. The customer URL is designed to omit distinguishing characteristics of the URL which could identify the customer or DST to the shareholder, and each customer will have a unique URL. The URL is in the following format:

128 bit encryption example:

https://www3.financialtrans.com/ft/Disclaim?cz=123456789

where the data following the 'cz=' will be unique to each Fund. The Fund URL is not advertised by DST. Initial access to the Customer presence on the DST Web server will be through the Fund Web Site.

Book marking ofHTML pages within the Fund Web Site on the DST Web server is not allowed with the exception of either a legal terms page or the logon page, which is the initial page presented to the Shareholder upon entry to the DST Web server. The FAN Options selected by Customer determine which initial page will be displayed to the Shareholder.

6.	Right to Audit

The Funds may audit, at its expense, the DST Web Site once in each 12 month period and any associated systems or networks within FAN, after providing reasonable written notice to DST. The audit may include review of configurations, audit trails, and maintenance of systems and software within FAN associated with the DST Web Site. Tools which may be used for the audit may include network security tools; provided, that DST may specify the time at which any tool is used, ifDST reasonably believes that such tool may affect system performance. The audit will be coordinated through the DST Internal Audit Office and DST will be entitled to observe all audit activity. Customer will not perform any action that may interfere with the uptime or stability of DST's systems or networks. Subject to the foregoing, Customer may perform any audit activity which is technically possible for a user of the public Internet. In particular, Customer and its review team will be considered authorized users and DST will not seek prosecution under any computer crime or other applicable statutes for such activity.

TA2000 VOICE

Authentication of a shareholder user in TA2000 VOICE is based on account number, password and, optionally, social security number.

An account number is required and is used as the identification (ID) of the shareholder. A password is required and is used as the access to the entered account. This is the shareholder's personal identification number (PIN). A social security number is an optional entry requirement controlled by the Fund to add another level of authentication to access the entered account number.

To utilize the TA2000 VOICE, a shareholder must call the Fund's shareholder services line and request: (a) that the service be enabled for his or her account and (b) a user ID and password. The above authentication information will need to be provided in order to successfully complete the request.

VISION

1.	ID/Password Requirements - Users

Authentication of a User in VISION is based on the VISION Operator ID and Password.

Required - The VISION Operator ID, assigned by DST, shall have access authorization as determined by Customer or the applicable Fund. This may include the following access levels, at Customer's or the applicable Fund's option, the contents of which shall be determined by Customer:

Umestricted Access- This allows the User to view any account information for all of the applicable Fund's Financial Products.

Dealer Level Access - This allows the User to view any account information with the authorized dealer number.

Dealer/Branch Level Access- This allows the User to view any account information with the authorized dealer and branch combination.

Dealer/Representative Level Access - This allows the User to view any account information with the authorized dealer and representative combination.

Tax ID Level Access - This allows the User to view any account with the authorized Social Security Number and/or TIN of the Unit Holder.

Funds/TPA Access - This allows the User to view any account with the authorized trust company or Third Party Administrator number assigned to the underlying account/contract.

Required - Password is used in conjunction with VISION Operator ID to access the VISION Web Site, which consequently provides access to any Financial Product account information that has been previously authorized by Customer or the applicable Fund. VISION does not use a personal identification number (PIN).

2.	ID/Password Requirements- Customer point of contact

Authentication of a either a Customer of Fund point of contact ("Point of Contact") in the Distribution Support Services Web Site is based on an Operator ID and Password.

Required- The Operator ID, chosen by Customer or the applicable Fund, shall have access as determined by Customer or such Fund, as applicable. Access will be specific to the management company associated with the Fund. This may include the following access levels, at Customer's or the applicable Fund's option, inquiry only access (Point of Contact may only view information related to Users) or update access (Point of Contact may update profiles related to Users, including, but not limited to, changing, adding and deleting User information). DST shall store the Operator ID and associated access levels. Any personnel changes or access changes affecting Point of Contact must be communicated to DST promptly.

Required- Password is used in conjunction with Operator ID to access the Distribution Support Services Web Site, which consequently provides access to any User information (profile, firm, address, authorization information, etc.).

3.	Encryption

The DST Web server runs Secure Sockets Layer ("SSL"). The purpose of using SSL is to encrypt data transmissions through the VISION Web Site and the Distribution Support Services Web Site and block communications through the VISION Web Site or the Distribution Support Services Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the VISION Web Site and the Distribution Support Services Web Site is 128-bit encryption.

4.	Network Access Control

The VISION Web Site and the Distribution Support Services Web Site (the "DST Web Sites") are protected through multiple levels of network controls. The first defense is a border router which exists at the boundary between the DST Web Sites and the Internet Service Provider. The border router provides basic protections including anti-spoofing controls. Next is a highly available pair of stateful firewalls that allow only HTTPS traffic destined to the DST Web Sites. The third network control is a highly available pair of load balancers that terminate the HTTPS connections and then forward the traffic on to one of several available web servers. In addition, a second highly available pair of stateful firewalls enforce network controls between the web servers and any back-end application servers. No Internet traffic is allowed directly to the back end application servers.

The DST Web Sites equipment is located and administered at DST's Winchester data center. Changes to the systems residing on this computer are submitted through the DST change control process.

All services and functions within the DST Web Sites are deactivated with the exception of services and functions which support the transfer of files. All ports on the DST Web Sites are disabled, except those ports required to transfer files. All "listeners," other than listeners required for inbound connections from the load balancers, are deactivated. Directory structures are "hidden" from the user. Services which provide directory information are also deactivated.

5.	Limitation of Users

Access ofDST personnel to the DST Web server is restricted within DST to a limited number of users based upon DST system administration requirements, as determined by appropriate DST systems managers from time to time.

6.	Right to Audit

Customer may audit, at its expense, the VISION Web Site and the Distribution Support Services Web Site once in each 12 month period and any associated systems or networks within FAN, after providing reasonable written notice to DST. The audit may include review of configurations, audit trails, and maintenance of systems and software within FAN associated with the VISION Web Site and the Distribution Support Services Web Site. Tools which may be used for the audit may include network security tools; provided, that DST may specify the time at which any tool is used, if DST reasonably believes that such tool may affect system performance. The audit will be coordinated through the DST Internal Audit Office and DST will be entitled to observe all audit activity. Customer will not perform any action that may interfere with the uptime or stability of DST's systems or networks. Subject to the foregoing, Customer may perform any audit activity which is technically possible for a user of the public Internet. In particular, Customer and its review team will be considered authorized users and DST will not seek prosecution under any computer crime or other applicable statutes for such activity.

1.	General

Access to AVA is limited to the Fund, its designated representatives and those third-party firms that are authorized by the Fund. All new users will need to be authorized, including the allowed level of access, by a designated Fund contact. Once authorized, a user will be provided with a user ID and password.

The user ID will lockout after three failures. A lockout needs to be reset by an authorized representative in AVA support. Prior to lockout, a user may change a forgotten password by answering the custom question provided at initial authentication. If the user chooses not to create a custom question and answer, he or she will need to call and have an authorized representative in AVA support reset his or her password.

2.	Encryption

The web servers run SSL. The purpose of using SSL is to encrypt data transmissions through the ALPS's Web Site and block communications through the ALPS's Web Site from Internet browsers that do not support SSL data encryption. The standard level of encryption supported by the ALPS's Web Site is 128-bit. ALPS also uses a certificate from a major provider of server authentication services.

3.	Network Access Control

A computer referred to as a "firewall" is located between the Internet backbone connection and the Internet accessible application hosting equipment ("web servers"). The purpose of the firewall is to control the connectivity to the web servers at the port level. This equipment is located in a secure and environmentally controlled data center. Changes to the configuration of this computer are administered by authorized ALPS's IT staff. This equipment will not interrogate data, and its only function is to limit the type of traffic accessing the web servers to the suite of hyper-text transfer protocols ("HTTP") transmissions. Ports on the router are configured to be consistent with ports on the web servers. All other ports on the router other than those configured for the web servers are not accessible from the Internet.

The web servers utilize adequate and appropriate software and hardware. All services and functions within the web servers' operating system are deactivated with the exception of services and functions which support AVA. The general purpose of this feature is to prevent external users from entering commands or running processes on the web servers. All ports on the web servers, except those required by AVA, are disabled. Directory structures are "hidden" from the user. Services that provide directory information are also deactivated.

ALPS's administrators gain access to the web servers through a directly connected physical console or through the internal network via ALPS Secure ID.

AVA is programmed to terminate the session/transaction between the shareholder and the application if data authentication fails. All successful and unsuccessful sessions are logged.

4.	Limitation of Users

Access by ALPS's personnel to the web servers is restricted within ALPS to a limited number of users based upon ALPS's system administration requirements, as determined by appropriate ALPS's systems managers from time to time.

5.	Independence of the Fund's Location on the Web Servers

Independence of the Fund's presence on the web servers is accomplished by establishing Fund specific session variables that logically separate Fund data. Access to web forms, style-sheets and data is governed by this structure. The base transaction code required by ALPS's interactive client services is, however, shared by all data set partitions.

Each Fund URL on the web servers will identify a separate Fund presence. Access to the Fund presence on the web servers must be through the Investment Company Web Site.

Book marking ofHTML pages within the Fund's site on the web servers is not allowed.

6.	Security Review

Application security assessments and network penetration tests are performed on a periodic basis to ensure that code generated by ALPS meets industry standards and best practices.

7.	Fund Specific Requirements

It may be necessary to modify the security procedures to enable Fund to comply with its own internal policies. In these cases, procedures would be modified to be no less restrictive than the above. These changes may result in an increase to the fees or out-of-pocket fees being billed to Fund.